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    EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)




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
                                                        THREE MONTHS ENDED MARCH 31
                                                             1995         1994
                                                             ----         ----
Average shares outstanding                                    8,645        8,510


Net effect of dilutive stock options, based
  on the treasury stock method                                   47           94
                                                            -------      -------

Total shares used in computation                              8,692        8,604
                                                            =======      =======


Net income                                                  $ 4,252      $ 4,625
                                                            =======      =======


Net income per share                                        $   .49      $   .54
                                                            =======      =======
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